EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 31st day of May 2005.

BETWEEN:

      Oriens Life Sciences (Israel), Ltd., a body corporate with an address of

      21 Ahavat Zion St. Tel Aviv, Israel, 62153

      (the "Company")

AND:

      Shay Goldstein, an individual currently residing at

      21 Ahavat Zion St. Tel Aviv, Israel, 62153

      (the "Executive")

THIS AGREEMENT made this ___ day of _________, 2005.

BETWEEN:

      Oriens Life Sciences (Israel), Ltd., a body corporate with an address of
      ____________________

      (the "Company")

AND:

      Shay Goldstein, an individual currently residing at
      _______________________

      (the "Executive")


A. The Company has agreed to engage the Executive to serve in the role of the Chief Executive Officer of the Company;

B. The Executive and the Company wish to formally record the terms and conditions upon which the Executive will be employed by the Company and that each of the Company and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    Article 1
                              CONTRACT FOR SERVICES

1.1 Engagement of Executive. Subject to earlier termination of the Agreement as hereinafter provided, the Company hereby agrees to employ the Executive in accordance with the terms and provisions hereof. The Executive shall serve as the CEO of the Company and shall perform his duties hereunder at the Company's facilities in Israel; however, the Executive acknowledges and agrees that the performance of his duties hereunder may require significant domestic and international travel.

1.2 Further Engagement of Executive. In addition, the Executive is employed as the CEO of the Company's parent company, SafeTek International Inc. (the "Parent Company"), without being entitled to any compensation other than the salary and additional compensation to which he is entitled pursuant to this Agreement.

1.3 Term. Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence on May1st, 2005 and shall continue until terminated by either party as provided herein (the "Term").

1.4 Exclusive Service. The Executive agrees to faithfully, honestly and diligently serve the Company and to devote the Executive's time, attention and best efforts to further the business and interests of the Company during the period of this Agreement to the exclusion of all other employment unless specifically authorized by the Company.

1.5 Duties. The Executive's services hereunder shall be provided on the basis of the following terms and conditions:

      (a) reporting directly to the Board of Directors of the Company, the Executive shall serve as the CEO of the Company;

      (b) the Executive shall be responsible for setting the overall corporate direction for the Company, including establishing and maintaining budgets for the Company and ensuring the Company has adequate capital for its operations, marketing and general corporate activities, all subject to any applicable law and to instructions provided by the Board of Directors of the Company from time to time;

      (c) the Executive shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Executive shall provide any other services not specifically mentioned herein, but which by reason of the Executive's capability the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained;

      (d) the Executive shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Company; and

      (e) the Executive shall report the results of his duties hereunder to the Company as it may request from time to time.

                                    Article 2
                                  COMPENSATION

2.1   Salary.

      (a) For services rendered by the Executive during the Term, the Executive shall be paid throughout the Term a monthly salary, payable within 10 days after the end of each month (the "Salary"). Notwithstanding the above, the Executive hereby agrees that the Salary to which the Executive shall be entitled until the closing of investments of an aggregate amount of at least US$ 40,000 in the Parent Company (the "Effective Date") shall only be paid to the Executive within three business days after the Effective Date.

      (b) During the first three months in which the Executive receives a Salary, the gross monthly Salary shall be US$ 6,000; during the fourth through sixth months in which the Executive receives a Salary, the gross monthly Salary shall be US$ 7,500; and thereafter the Executive's gross monthly Salary shall be US$ 8,500.

      (c) The Salary shall be paid in NIS translated pursuant to the official representative rate of exchange of the US$ as published by the Bank of Israel on the payment date. Any deductions required to be made by the Company and submitted to relevant tax or other authorities will be deducted at source.

      (d) The Executive's Assignment is included among the positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive; therefore the provisions of the Israel Hours of Work and Rest Law - 1951, will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

2.2 Bonus. In addition, if the aggregate investments made in the Company and/or the Parent Company after the date hereof exceed an amount of US$ 4,000,000, then the Executive shall be entitled to a bonus in the amount of US$ 8,500.

2.3 Options. The Executive shall be entitled to participate in the employee stock option plan to be adopted by the Parent Company (the "ESOP"), to an extent determined at the sole discretion of the Parent Company's Board of Directors, and only following and pending the adoption of the ESOP by the Parent Company.

2.4 Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses incurred by the Executive in connection with his duties within previously approved budgets upon submission of a monthly statement of expenses. This includes, but not only, full use of cellular phone, use of one dedicated telephone/data line at home, daily newspaper, payments of expenses incurred when traveling abroad, per diem payments for travel abroad according to the rules set forth by the Israeli Tax Authorities and others. The Executive shall bear any tax payments resulting from the aforesaid, to the extant applicable.

2.5 Company Vehicle. The Executive shall be entitled to the use of a [Licensing Class 5] vehicle, as shall be determined by the Company, for which the Company shall incur all reasonable expenses associated therewith, but excluding personal traffic fines and the like. The use of such car shall be subject to the Company's instructions, as may be amended from time to time. The Executive shall bear any tax payments resulting from the aforesaid, to the extant applicable

2.6 Vacation; Recreation Pay. The Executive shall be entitled to cumulative paid vacations of 20 days per year. In addition, Executive shall be entitled to sick leave and Recreation Pay according to applicable law. Executive shall be entitled to cash redemption of vested vacation upon termination of this agreement, with or without cause, according to Israeli Labor Law and practice.

2.7 Deductions. The Executive acknowledges that all payments by the Company in respect of the services provided by the Executive shall be net of all amounts which the Company as employer is required to deduct or withhold from Salary or other payments to an executive in accordance with statutory requirements (including, without limitation, income tax, employee contributions and unemployment insurance contributions).


                                    Article 3
                          Social Insurance and Benefits

3.1 Managers Insurance. The Company shall insure Executive under an accepted "Manager's Insurance Scheme", which in each case shall provide insurance in the event of illness or disability (hereinafter referred to as the "Managers Insurance") as follows: (i) the Company shall pay an amount equal up to 7.5% of Executive's Salary towards the Managers Insurance for Executive's benefit and Disability Insurance and shall deduct 5% from Executive's Salary and pay such amount towards the Managers Insurance for Executive's benefit (the various components of the Managers Insurance shall be fixed at the discretion of Executive); and (ii) the Company shall pay an amount equal to 8 1/3% of Executive's Salary towards a fund for severance compensation which shall be payable to Executive upon severance, subject to provisions of Section 3.3 herein. The aforementioned allocations shall be in lieu of severance pay according to the Israeli Severance Pay Law - 1963.

3.2 Keren Hishtalmut Fund. The Company and Executive shall open and maintain a Keren Hishtalmut Fund. The Company shall contribute to such Fund an amount equal to 7-1/2% of each monthly Salary payment, and Executive shall contribute to such Fund an amount of up to 2-1/2% of each monthly Salary payment. Executive hereby instructs the Company to transfer to such Fund the amount of Executive's and the Company's contribution from each monthly Salary payment. Notwithstanding the above, if the amounts to be contributed to the Keren Hishtalmut Fund will exceed the amount exempt from tax pursuant to the applicable tax regulations, any amount so exceeding shall not be transferred to such Fund but shall be added to the Salary.

3.3 Effect of Termination. Upon termination of this Agreement by either party, other than in circumstances constituting Cause (as defined below), the Company shall assign and transfer to the Executive, after Executive has met all of Executive's obligations hereunder in connection with such termination of employment, the ownership in the aforesaid Manager's Insurance and Keren Hishtalmut Fund. In the event that this Agreement is terminated in circumstances constituting Cause, the Company, in its absolute discretion, may retain its payments to such funds and release to the Executive only those sums contributed by Executive to such funds.

3.4 Liability Insurance Indemnification. Within a reasonable period of time following the signing of this agreement, the Company shall provide the Executive with coverage under a standard directors' and officers' liability insurance policy, at the Company's expense. In addition, the Executive shall be granted indemnification by the Parent Company in connection with his position therein.

                                    Article 4
                                 CONFIDENTIALITY

4.1 Maintenance of Confidential Information. The Executive acknowledges that in the course of employment hereunder the Executive will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its Parent Company or their respective affiliates, associates or customers (the "Confidential Information"). For the purposes of this Agreement, "Confidential Information" includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly the Executive covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the lineConfidential Information and shall not, without prior written consent of the Company, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

4.2 Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

      (a)   is available to the public generally in the form disclosed;

      (b)   becomes part of the public domain through no fault of the Executive;

      (c) is already in the lawful possession of the Executive at the time of receipt of the Confidential Information; or

      (d) is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

4.3 Developments. Any information, technology, technical data or any other thing or documentation whatsoever which the Executive, either by himself or in conjunction with any third party, has conceived, made, developed, acquired or acquired knowledge of during the Executive's employment with the Company or which the Executive, either by himself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the "Developments") during the Term or at any time thereafter during which the Executive is employed by the Company that is related to conducting research and clinical study shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of the Company. Accordingly, the Executive does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Executive during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

4.4 Protection of Developments. The Executive does hereby agree that, both before and after the termination of this Agreement, the Executive shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 4.3 hereof. If the Company is for any reason unable, after reasonable effort, to secure execution by the Executive on documents needed to effect any registration or to apply for or prosecute any right or protection relating to the Developments, the Executive hereby designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney to act for and in the Executive's behalf and stead to execute and file any such document and do all other lawfully permitted acts necessary or advisable in the opinion of the Company to effect such registration or to apply for or prosecute such right or protection, with the same legal force and effect as if executed by the Executive.

4.5 Fiduciary Obligation. The Executive declares that the Executive's relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

4.6 Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this
Article 4. will result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

4.7 Reasonable Restrictions. The Executive agrees that all restrictions in this
Article 4 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.


                                    Article 5
                                 Non-Competition

5.1 Non Competition. Executive agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that competes with the Company's business, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within 12 months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company's Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

5.2 No Solicitation. Executive agrees and undertakes that during the period of his employment and for a period of 12 months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ any person (as an employee or consultant) employed by the Company at such time or during the preceding twelve months, unless such person has been terminated by the Company, provided however, that such person who is terminated by the Company may be employed by Executive as described above only after the expiration of twelve months after the effective date of such termination.

                                    Article 6
                                   termination

6.1 Termination For Cause or Disability. This Agreement may be terminated at any time by the Company without notice, for Cause or in the event of the Disability of Executive.

      For the purposes of this Agreement, "Cause" also means that the Executive shall have:

      (a) committed an intentional act of fraud, embezzlement or theft in connection with the Executive's duties or in the course of the Executive's employment with the Company;

      (b) intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;

      (c) intentionally or wrongfully disclosed any of the Confidential Information;

      (d) made material personal benefit at the expense of the Company without the prior written consent of the management of the Company;

      (e) accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the management of the Company;

      (f) fundamentally breached any of the Executive's material covenants contained in this Agreement; or

      (g) willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the Executive to cure the alleged failure or refusal.

      For the purposes of this Agreement, an act or omission on the part of the Executive shall not be deemed "intentional," if it was due to an error in judgment or negligence, but shall be deemed "intentional" if done by the Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company, or its respective affiliates, associates or customers.

      For the purposes of this Agreement, "Disability" shall mean any physical or mental illness or injury as a result of which Executive remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period.

6.2 Severance for Termination With Cause. If the Company terminates the Executive's employment for Cause, then the Company will not be obligated to pay the Executive any severance payments or provide any notice whatsoever to the Executive.

6.3 Termination Without Cause. Either the Executive or the Company may terminate the Executive's employment without Cause, for any reason whatsoever, with 30 days notice within the first year of the Executive's engagement and with 90 days prior written notice thereafter.

6.4 The Notice Period.

      (a) During the period following the notice of termination (the "Notice Period"), Executive shall cooperate with the Company and use his best efforts to assist the integration into the Company's organization of the person or persons who will assume Executive's responsibilities.

      (b) This Agreement shall remain in full force and effect until the end of the Notice Period and there shall be no change in Executive's compensation terms or any of his obligations hereunder during such Notice period.

      (c) Notwithstanding sub-section (b) above, during the Notice Period the Company may, at its discretion, relieve Executive of his position, upon which Executive shall leave the Company. Such actions shall not derogate in any way or manner whatsoever from Executive's rights to receive the Salary until the end of the Notice period.

6.5 Limitation of Damages. It is agreed that in the event of termination of employment, neither the Company, nor the Executive shall be entitled to any notice, or payment in excess of that specified in this Article 6.

6.6 Return of Materials. Within three (3) days of any termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which "assets" include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason. The Executive acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets.

6.7 Effect of Termination. Articles 3.3, 3.4, 4, 5 and 6.6 hereto shall remain in full force and effect after termination of this Agreement, for any reason whatsoever.

                                    Article 7
                             Mutual Representations

7.1 Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

7.2 The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

7.3 Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).



                                    Article 8
                                     Notices

8.1 Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

      (a)   in the case of the Company, to:

                     Oriens Life Sciences (Israel) Ltd.
                     _____________
                     Attn: _______
                     Fax: ________

            with a copy to

                     Ori Rosen, Adv.
                     Ori Rosen & Co. Law Offices, 1 Azrieli Center
                      (Round Building)
                     Tel Aviv 67021, Israel
                     Fax: 972-3-607-4701
                     Email: ori@rosenlaw.co.il

      (b) and in the case of the Executive, to the Executive's last residence address known to the Company.

8.2 Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.



                                    Article 9
                                     GENERAL

9.1 Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

9.2 Personal Agreement. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

9.3 Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

9.4 Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

9.5 Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

9.6 Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

9.8 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

9.9 Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

9.10 Time. Time shall be of the essence of this Agreement.

9.11 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of Israel applicable therein, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the state of Israel. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

9.12 Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.



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

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.



ORIENS LIFE SCIENCES (ISRAEL) LTD.          EXECUTIVE

Per:  /s/ Shay Goldstein                  /s/ Shay Goldstein
      ---------------------------         -----------------------------
Name: Shay Goldst ein                     Shay Goldstein

Title:  Chairman, Chief Executive Officer,
                              Secretary, and Director